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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*


                           Mobility Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    60741U101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)

[ X ]  Rule 13d-1(c)

[   ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  60741U101
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1.  Names of Reporting Person Alydar Capital, LLC
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Delaware
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Number of       5. Sole Voting Power:           0
Shares          ----------------------------------------------------------------
Beneficially    6. Shared Voting Power:         987,674
Owned by Each   ----------------------------------------------------------------
Reporting       7. Sole Dispositive Power:      0
Person With     ----------------------------------------------------------------
                8. Shared Dispositive Power:    987,674
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 987,674
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 3.212%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101
--------------------------------------------------------------------------------
1.  Names of Reporting Person: Alydar Partners, LLC
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------

Number of       5. Sole Voting Power:           0
Shares          ----------------------------------------------------------------
Beneficially    6. Shared Voting Power:         2,632,902
Owned by Each   ----------------------------------------------------------------
Reporting       7. Sole Dispositive Power:      0
Person With     ----------------------------------------------------------------
                8. Shared Dispositive Power:    2,632,902
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 2,632,902
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 8.561%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) IA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101
--------------------------------------------------------------------------------
1.  Names of Reporting Person Alydar Fund, L.P.
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of             5. Sole Voting Power: 100,760
Shares                ----------------------------------------------------------
Beneficially          6. Shared Voting Power: 0
Owned by              ----------------------------------------------------------
Each                  7. Sole Dispositive Power: 100,760
Reporting             ----------------------------------------------------------
Person With           8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 100,760
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 0.328%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101
--------------------------------------------------------------------------------
1.  Names of Reporting Person Alydar QP Fund, L.P.
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of             5. Sole Voting Power: 723,448
Shares                ----------------------------------------------------------
Beneficially          6. Shared Voting Power: 0
Owned by              ----------------------------------------------------------
Each Reporting        7. Sole Dispositive Power: 723,448
Person With           ----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 723,448
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 2.352%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101
--------------------------------------------------------------------------------
1.  Names of Reporting Person Alydar Fund Limited
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------

Number of             5. Sole Voting Power: 1,478,694
Shares                ----------------------------------------------------------
Beneficially          6. Shared Voting Power: 0
Owned by              ----------------------------------------------------------
Each Reporting        7. Sole Dispositive Power: 1,478,694
Person With           ----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 1,478,694
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 4.808%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101
--------------------------------------------------------------------------------
1.  Names of Reporting Person Alysheba Fund, L.P.
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of             5. Sole Voting Power: 11,368
Shares                ----------------------------------------------------------
Beneficially          6. Shared Voting Power: 0
Owned by              ----------------------------------------------------------
Each Reporting        7. Sole Dispositive Power: 11,368
Person With           ----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 11,368
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 0.037%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101
--------------------------------------------------------------------------------
1.  Names of Reporting Person Alysheba QP Fund, L.P.
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Delaware
--------------------------------------------------------------------------------
Number of             5. Sole Voting Power: 152,098
Shares                ----------------------------------------------------------
Beneficially          6. Shared Voting Power: 0
Owned by              ----------------------------------------------------------
Each Reporting        7. Sole Dispositive Power: 152,098
Person With           ----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 152,098
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 0.495%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101
--------------------------------------------------------------------------------
1.  Names of Reporting Person Alysheba Fund Limited
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: Cayman Islands
--------------------------------------------------------------------------------
Number of             5. Sole Voting Power: 166,534
Shares                ----------------------------------------------------------
Beneficially          6. Shared Voting Power: 0
Owned by              ----------------------------------------------------------
Each Reporting        7. Sole Dispositive Power: 166,534
Person With           ----------------------------------------------------------
                      8. Shared Dispositive Power: 0
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 166,534
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 0.542%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No.  60741U101
--------------------------------------------------------------------------------
1.  Names of Reporting Person John A. Murphy
    I.R.S. Identification Nos. of above persons (entities only)
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group (See Instructions)

(a)  X
(b) |_|
--------------------------------------------------------------------------------
3.  SEC Use Only
--------------------------------------------------------------------------------
4.  Citizenship or Place of Organization: United States
--------------------------------------------------------------------------------
Number of             5. Sole Voting Power: 0
Shares                ----------------------------------------------------------
Beneficially          6. Shared Voting Power: 2,632,902
Owned by              ----------------------------------------------------------
Each Reporting        7. Sole Dispositive Power: 0
Person With           ----------------------------------------------------------
                      8. Shared Dispositive Power: 2,632,902
--------------------------------------------------------------------------------
9.  Aggregate Amount Beneficially Owned by Each Reporting Person. 2,632,902
--------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions).
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9) 8.561%
--------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions) IN
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Item 1.

(a) Name of Issuer Mobility Electronics, Inc.

(b) Address of Issuer's Principal Executive Offices 7955 East Redfield Road, Scottsdale AZ 85260


Item 2.

(a) Name of Person Filing: John A. Murphy, an individual, is managing member of Alydar Capital, LLC and Alydar Partners, LLC, both Delaware limited liability companies. Alydar Capital, LLC is the general partner of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P. and Alysheba QP Fund, L.P. Alydar Partners, LLC is the investment manager of Alydar Fund, L.P., Alydar QP Fund, L.P., Alydar Fund Limited, Alysheba Fund, L.P., Alysheba QP Fund, L.P., and Alysheba Fund Limited. (1)

(b) Address of Principal Business Office or, if none, Residence 222 Berkeley Street, 17th Floor, Boston, MA 02116

(c) Citizenship

(d) Title of Class of Securities: Mobility Electronics, Inc. common stock

(e) CUSIP Number 60741U101


Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a: N/A

(a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

--------------------------
(1) John A. Murphy disclaims beneficial ownership of the securities.

(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

Alydar Capital, LLC: 987,674 shares

Alydar Partners, LLC:  2,632,902 shares

Alydar Fund, L.P.: 100,760 shares

Alydar QP Fund, L.P.: 723,448 shares

Alydar Fund Limited: 1,478,694 shares

Alysheba Fund, L.P.: 11,368 shares

Alysheba QP Fund, L.P.: 152,098 shares

Alysheba Fund Limited:  166,534 shares

John A. Murphy(2): 2,632,902 shares

(b) Percent of class: 8.561%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote. 0

(ii) Shared power to vote or to direct the vote. 2,632,902

(iii) Sole power to dispose or to direct the disposition of. 0

(iv) Shared power to dispose or to direct the disposition of. 2,632,902

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.  N/A



--------------------------
(2) John A. Murphy disclaims beneficial ownership in the securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: N/A

Item 8.  Identification and Classification of Members of the Group N/A

Item 9.  Notice of Dissolution of Group N/A

Item 10. Certification



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 14, 2006



ALYDAR CAPITAL, LLC


/s/ John A. Murphy
--------------------------------------------------------------------------------
By: John A. Murphy, Manager



ALYDAR PARTNERS, LLC


/s/ John A. Murphy
--------------------------------------------------------------------------------
By: John A. Murphy, Manager



ALYDAR FUND, L.P.


By:  ALYDAR CAPITAL, LLC, its General Partner



/s/ John A. Murphy
--------------------------------------------------------------------------------
By: John A. Murphy, Manager

ALYDAR QP FUND, L.P.


By:  ALYDAR CAPITAL, LLC, its General Partner


/s/ John A. Murphy
--------------------------------------------------------------------------------
John A. Murphy, Manager




ALYDAR FUND LIMITED


/s/ John A. Murphy
--------------------------------------------------------------------------------
John A. Murphy, Director



ALYSHEBA FUND, L.P.


By:  ALYDAR CAPITAL, LLC, its General Partner


/s/ John A. Murphy
--------------------------------------------------------------------------------
By: John A. Murphy, Manager



ALYSHEBA QP FUND, L.P.


By:  ALYDAR CAPITAL, LLC, its General Partner


/s/ John A. Murphy
--------------------------------------------------------------------------------
John A. Murphy, Manager



ALYSHEBA FUND LIMITED


/s/ John A. Murphy
--------------------------------------------------------------------------------
John A. Murphy, Director